FOR IMMEDIATE RELEASE

Kaiser Aluminum Announces Quarterly Dividend Payment and Schedules First Quarter 2009 Earnings
Release and Conference Call

FOOTHILL RANCH, Calif. – April 14, 2009 – Kaiser Aluminum Corporation (NASDAQ:KALU) today announced that its Board of Directors has declared a quarterly cash dividend payment of $0.24 per share on the Company’s outstanding common stock. The dividend will be payable on May 15, 2009 to shareholders of record at the close of business on April 27, 2009.

Kaiser Aluminum also announced that it plans to release it first quarter 2009 financial and operating results on Wednesday, April 29, 2009 after the market closes. The Company will host its quarterly conference call on Thursday, April 30, 2009 at:

10:00 a.m. Pacific
12:00 p.m. Central
1:00 p.m. Eastern

The conference call can be directly accessed at (877) 681-3378 or through the Company’s Web site at http://www.kaiseraluminum.com. An audio archive will be available on the Company’s Web site following the call.

Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) changes in economic or aluminum industry business conditions generally, including supply, demand and credit conditions and conditions in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets; (b) the impact of the Company’s future earnings, financial condition, capital requirements and other factors on its ability to pay future dividends and any decision by the Company’s board of directors in that regard; and (c) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations Contacts:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757

Public Relations Contact:
Dave Quast
FD
646- 421-5341